Exhibit 5.1


                    [Letterhead of Silicon Valley Law Group]


March 23, 2004

Apollo Gold Corporation
4601 DTC Boulevard, Suite 750
Denver, Colorado 80237-2571


Re:  Form S-8 Registration Statement

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 filed by Apollo Gold Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on March 23, 2004 (such Registration Statement as amended from time to time is referred to herein as the "Registration Statement"). The Registration Statement relates to the registration of shares of the Company's Common Stock (the "Shares") for issuance and sale pursuant to the Plan of Arrangement Stock Option Plan and the Stock Option Incentive Plan (the "Plans"). The Shares are issued and held by the parties listed in the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and preparation for issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when issued and delivered by the Company in accordance with the terms of the respective Plans, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement.

                                         Very truly yours,

                                         /s/ Silicon Valley Law Group